UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 30, 2016 (March 24, 2016)

EUROSITE POWER INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-54484	27-5250881
(Commission File Number)	(IRS Employer Identification No.)

45 First Avenue
Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

(781) 522-6020
(Registrant’s telephone number, including area code)

_______________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 24, 2016, Eurosite Power Inc.'s wholly owned subsidiary, Eurosite Power Ltd., (collectively, the "Company") entered into a Finance Programme Agreement and Master Assignment Agreement (collectively, the "Financing Arrangement") with Macquarie Equipment Finance (UK) Limited ("Macquarie"). Under the Financing Arrangement Macquarie will have the exclusive right to the assignment of select service contracts of the Company that could have the potential to value $1 million or more. The Financing Arrangement is for a term of two years, and continuing thereafter until either party terminates with twelve months notice. Pursuant to the Financing Arrangement, the Company may offer to assign to Macquarie and Macquarie may accept such assignment at its discretion. These amounts become payable or may become payable under selected service contracts the Company has with its customers. Under the Master Assignment Agreement, in exchange for the assignment of selected service contracts the Company has with its customers, Macquarie will advance to the Company a sum of monies which is determined as the aggregate of such amounts reduced by an offer specific discount rate, which varies dependent on the attendant risk. Amounts advanced are repaid as the Company’s customers make payment on amounts which become due and payable under service contracts. In connection with any borrowings, the Company is required to grant a security interest to Macquarie in any and all equipment associated with the relevant service contract.
The foregoing description does not constitute a complete summary of the terms of the Financing Arrangement and is qualified in its entirety by reference to the full text of the agreements under the Financing Arrangement, which are filed as Exhibit 10.1 and Exhibit 10.2 to this Form 8-K and incorporated by reference herein.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description
10.1	Master Assignment Agreement, Dated March 24, 2016
10.2	Finance Programme Agreement, Dated March 24, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	March 30, 2016	EUROSITE POWER INC.
By: /s/ Bonnie Brown
Bonnie Brown, Chief Financial Officer